Exhibit 99.1

OREGON STEEL MILLS, INC.
Portland, Oregon

For Immediate Release	September 7, 2005

Contact:	Ray Adams
Chief Financial Officer
(503) 240-5223

OREGON STEEL MILLS ANNOUNCES NEW CHAIRMAN

Portland, Oregon, September 7, 2005/Business Wire/--Oregon Steel Mills, Inc. (NYSE: OS) announced today that its Board of Directors (the “Board”) appointed Carl W. Neun Chairman, replacing William Swindells who retired from the Board on August 31, 2005.  Mr. Swindells, the former CEO and Chairman of the Board of Directors of Willamette Industries, Inc., had served as a Director since 1994, and as Chairman since 2001.

Mr. Neun was appointed to the Board in 2002 and serves on its Audit Committee.  Previously, he was Senior Vice President and Chief Financial Officer for Tektronix, Inc, an electronics manufacturing company from 1993 until his retirement in 2000.  He holds a B.A. degree from Hamilton College and an M.B.A. from the University of Pennsylvania’s Wharton School.  In addition to serving on the Board of Oregon Steel, he also serves on the boards of Planar Systems, RadiSys Corp and Powerwave Technologies.

Jim Declusin, the Company’s President and CEO, stated: “Oregon Steel was very fortunate to have had Bill Swindells as Chairman during some of the most challenging years faced by the Company.  Having provided a steady hand and wise counsel through those difficult times, he is retiring as the Company is achieving record financial results and is in the best financial condition in its history.  We thank him for his distinguished service and look forward to a very promising future under Carl’s leadership.”

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected.  Such risks and uncertainties include, but are not limited to, general business and economic conditions; competitive products and pricing, as well as fluctuations in demand; cost and availability of raw materials; potential equipment malfunction, and plant construction and repair delays.  For more detailed information, please review the discussion of risks, which may cause results to differ materially, in the Company’s most recently filed Form 10-K, Form 10-Q and other SEC reports.

These forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, after the date they are made.

Oregon Steel Mills, Inc. is organized into two divisions.  The Oregon Steel Division produces steel plate, coil, small and large diameter line pipe, casing and structural tubing from plants located in Portland, Oregon and Camrose, Alberta, Canada.  The Rocky Mountain Steel Mills Division, located in Pueblo, Colorado, produces steel rail, rod and bar, and seamless tubular products.